Filed Pursuant to Rule 424(b)(3)
Registration Number 333-116267

Prospectus Supplement No. 1
(To Prospectus Dated November 22, 2004)

$120,000,000

Avatar Holdings Inc.

4.50% Convertible Senior Notes due 2024

          This prospectus supplement relates to the resale by selling security holders of our $120,000,000 aggregate principal amount of 4.50% convertible senior notes due 2024 which we previously issued and sold in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. This prospectus supplement is part of and should be read in conjunction with our prospectus dated November 22, 2004, and the information incorporated by reference therein.

      Investing in the notes involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 24, 2005.

      The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and was provided by or on behalf of the selling security holders.

Shares of
	Principal		Common
	Amount of		Stock	Conversion
	Notes		Beneficially	Shares of
	Beneficially	Percentage of	Owned	Common
	Owned and	Notes	Excluding	Stock
Name	Offered(1)	Outstanding	the Offering(2)	Offered(1)(3)

BTOP Multi-Strategy Master Portfolio Ltd.	$69,000	*	—	13,110
UBS AG London F/B/O HFS	$2,500,000	2.08%	—	47,515

*	Less than one percent.

(1)	Amounts indicated are in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling security holders provided to us the information regarding their notes and Common Stock.

(2)	None of the selling security holders beneficially own shares of Common Stock other than shares issuable upon conversion of the notes.

(3)	Figures in this column represent the number of shares of common stock issuable on conversion of all of the notes owned by the security holders based on the initial conversion rate of 19.0006 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

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